Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-3

Empery Digital Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common stock, $0.00001 par value per share	(1)	457(o)		$	$0.00	0.0001381	$
Fees to be Paid	Equity	Preferred stock, $0.00001 par value per share	(2)	457(o)			0.00	0.0001381
Fees to be Paid	Debt	Debt securities	(3)	457(o)			0.00	0.0001381
Fees to be Paid	Other	Warrants	(4)	457(o)			0.00	0.0001381
Fees to be Paid	Other	Rights	(5)	457(o)			0.00	0.0001381
Fees to be Paid	Other	Units	(6)	457(o)			0.00	0.0001381
Fees to be Paid	Unallocated (Universal) Shelf		(7)	457(o)			159,708,261.04	0.0001381		22,055.71
Fees Previously Paid	Equity	Common stock, $0.00001 par value per share	(8)	457(r)			11,210,105.83			1,548.12
Fees Previously Paid	Other	Common stock issuable upon the exercise of Warrants	(9)	Other		$	$29,081,633.13			$4,016.17

Total Offering Amounts:							$200,000,000.00			27,620.00
Total Fees Previously Paid:										0.00
Total Fee Offsets:										0.00
Net Fee Due:										$27,620.00

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Offering Note(s)

(1)	The registrant is registering hereby an unspecified principal amount or number and offering price of securities of each identified class as may be offered, from time to time, hereunder, along with an indeterminate principal amount or number of securities that may be issued upon exercise, settlement, exchange or conversion of securities offered or sold hereunder. Separate consideration may or may not be received for securities that are issued upon conversion, exercise or exchange of other securities. The proposed maximum aggregate offering price per class of security will be determined from time to time by the registrant in connection with the issuance by the registrant of the securities registered hereunder and is not specified as to each class of security pursuant to General Instruction II.D of Form S-3 under the Securities Act. Estimated solely for the purpose of calculating the registration fee. The aggregate maximum offering price of all securities issued pursuant to this registration statement will not exceed $200,000,000.
(2)	(1)
(3)	(1)
(4)	(1)
(5)	(1)
(6)	(1)
(7)	(1)
(8)	The "Amount Registered" comprises 2,079,797 shares of common stock issuable upon exercise of the Pre-Funded Warrants. The "Proposed Maximum Offering Price Per Unit" represents the sum of the Pre-Funded Warrants sales price of $5.39 and the exercise price of $0.00001 per share of Common Stock issuable pursuant to the Pre-Funded Warrants. Pursuant to Rule 457(g), the entire fee for the Pre-Funded Warrants was allocated to the shares of Common Stock underlying the Pre-Funded Warrants.
(9)	The registration fee is calculated in accordance with Rule 457(g) under the Securities Act. "Proposed Maximum Offering Price Per Unit" represents the sum of the Warrant exercise price of $6.27 per share of Common Stock issuable upon exercise of the Common Warrants.

The $200,000,000 of securities registered pursuant to this registration statement includes $40,291,738.96 of shares of common stock issuable upon the exercise of Pre-Funded Warrants to purchase common stock and Common Warrants to purchase common stock pursuant to prospectus supplement filed pursuant to this registration statement, in connection with which the registrant paid a registration fee of $5,564.29 on March 24, 2026.